[Exhibit 129]

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Its Time For ITT Bidders To:


                            "SHOW US THE MONEY"


Fellow ITT Stockholders:

The Board of Directors of ITT is absolutely committed to selling ITT for the highest price. However, we do not believe--and we do not think ITT stockholders believe--that either Hilton or Starwood has yet made their highest bid.

Your Board is running a bidding process that has already created $3.5 billion in additional value for ITT stockholders. If reelected on November 12, we will continue to seek maximum value for you. We will treat all bidders fairly and consider only economics as we weigh competing bids for your company.

We don't see how your interests are served by having the Hilton slate cut off the auction. We respectfully request your support on November 12 so we can get you the highest price for your shares as soon as possible.



The Directors of ITT Corporation



Bette B. Anderson         Rand V. Araskog              Nolan D. Archibald


Robert A. Bowman          Robert A. Burnett            Paul J. Kirk, Jr.


Edward C. Meyer           Benjamin F. Payton           Vin Weber


Margita E. White          Kendrick R. Wilson III

It is too late to mail your proxy card. To vote for the ITT Directors, call GEORGESON & COMPANY INC., toll free at (800) 223-2064 for last-minute voting instructions.


                                                                        ITT

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